KYO CODE OF ETHICS

This Code of Ethics is intended to be utilized by all KYO personnel in the conduct of KYO business.

The Investment Company Act of 1940, the Investment Advisers Act of 1940, and the rules adopted under these Acts prohibit certain investment advisers and “access persons” of these advisers from engaging in fraudulent and manipulative practices with respect to managed investment companies and other clients.

The rules also require that each registered adviser adopt and promulgate a code of ethics designed reasonably to prevent “access persons” from engaging in the prohibited practices. The code is to be reviewed and approved at least annually by the board of directors of each managed fund and copies of each version are to be preserved for at least five (5) years.

SEC Rule 204A-1 requires every investment adviser registered or required to be registered under section 203 of the Act to establish, maintain and enforce a written code of ethics that, at a minimum, includes:

•         A standard (or standards) of business conduct that the adviser requires of each supervised person, which standard must reflect the adviser’s fiduciary obligations and those of its supervised persons;

•	Provisions requiring the supervised persons to comply with applicable federal securities laws;

•         Provisions that require all “access persons” to report, and the firm to review, their personal securities transactions and holdings periodically as provided in the Rule;

•         Provisions requiring supervised persons to report any violations of the code of ethics promptly to the chief compliance officer or, provided the chief compliance officer also receives reports of all violations, to other persons designated in the code of ethics; and

•         Provisions requiring the firm to provide each supervised person with a copy of the code of ethics and any amendments, and requiring the supervised persons to provide the firm with a written acknowledgment of their receipt of the code and any amendments.

The Chief Compliance Officer is responsible for overseeing the Code of Ethics where applicable, providing any revisions and implementing its provisions. This oversight shall, at a minimum, include the following on a regular basis:

•	Reviewing access persons’ personal securities reports
•	Assessing whether access persons are following required internal procedures
•	Evaluating transactions to identify any prohibited practices
•	Assessing relative performance of personal accounts vs. customer accounts.

Each employee and associated person must date and sign the Acknowledgment on the last page of this Code of Ethics and return a copy of the signed Acknowledgment to the CCO.

In addition, each employee or Associated Person must take personal responsibility to report promptly to the Chief Compliance Officer any suspected violations of this Code of Ethics where applicable.

KYO is required to include in Schedule F of Form ADV Part II a reference to this Code of Ethics and that a copy of the Code of Ethics will be delivered to the recipient of Part II ADV upon request.

1.1	In General

1.1.1	Standards of Business Conduct; “Supervised Persons”

Federal and state securities laws and regulations make it clear that registered investment advisers and their employees have a fiduciary duty to their clients with respect to the advice and management services provided. This is often expressed as the “prudent man rule.” A fiduciary is to approach his or her client’s affairs with the same prudence as would be used in the management of his or her own affairs. Fiduciaries are expected to place the interests of the client before their own. Fiduciaries cannot withhold material information from a client that would affect the client’s investment decision.

1.1.2	Compliance with Securities Laws Is Mandatory

Federal and state antifraud statutes set forth a number of basic principles that underpin the enforcement of ethical principles in adviser administration. Thus, neither an adviser nor any employee may:

•	Employ any device, scheme or artifice to defraud a client;

•         Make any untrue statement of material fact or material omission in communications to clients or the public; or

•         Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client.

Non- compliance with the provisions of this Code of Ethics will not be tolerated.

1.1.3	Ethics Requirements under State Securities Laws

The legal regulatory structure does not require every adviser to be state registered. However, state “anti-fraud” and ethics laws and regulations continue to apply to each adviser doing business in the state. Accordingly, attention needs to be paid to the ethics requirements of each state where KYO is doing business.

State securities administrators have their own code of ethics. In April, 2004 the North American Security Administrators Association (NASAA) updated its Statement of Policy Concerning Unethical Business Practices of Investment Advisers (Statement). The Statement is used by a number of state securities administrators in evaluating the ethics of regulated advisers. The Statement identifies a number of specific practices that the state administrators define as unethical:

•         Recommending to a client, to whom supervisory, management or consulting services are provided, the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client's investment objectives, financial situation and needs, and any other information known by the investment adviser.

•         Exercising any discretionary power in placing an order for the purchase or sale of securities for a client without obtaining written discretionary authority from the client within 10 business days after the date of the first transaction placed pursuant to oral discretionary authority, unless the discretionary power relates solely to the price at which, or the time when, an order involving a definite amount of a specified security shall be executed, or both.

•         Inducing trading in a client's account that is excessive in size or frequency in view of the financial resources, investment objectives and character of the account in light of the fact that an adviser in such situations can directly benefit from the number of securities transactions effected in a client's account. The rule appropriately forbids an excessive number of transaction orders to be induced by an adviser for a "customer's account."

•	Placing an order to purchase or sell a security for the account of a client without authority to do so.

•         Placing an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained a written third-party trading authorization from the client.

•         Borrowing money or securities from a client, unless the client is a broker-dealer, an affiliate of the investment adviser, or a financial institution engaged in the business of loaning funds.

•	Loaning money to a client unless the investment adviser is a financial institution engaged in the business of loaning funds or the client is an affiliate of the investment adviser.

•	To misrepresent to any advisory client, or prospective advisory client, the qualifications of the investment adviser or any employee of the investment adviser, or to misrepresent the nature of the advisory services being offered or fees to be charged for such service, or to omit to state a material fact necessary to make the statements made regarding qualifications, services or fees, in light of the circumstances under which they are made, not misleading.

•         Providing a report or recommendation to any advisory client prepared by someone other than the adviser without disclosing that fact. (This prohibition does not apply to a situation where the adviser uses published research reports or statistical analyses to render advice or where an adviser orders such a report in the normal course of providing service.)

•	Charging a client an unreasonable advisory fee.

•         Failing to disclose to clients in writing before any advice is rendered any material conflict of interest relating to the adviser or any of its employees, which could reasonably be expected to impair the rendering of unbiased and objective advice including:

o	Compensation arrangements connected with advisory services to clients that are in addition to compensation from such clients for such services; and
o	Charging a client an advisory fee for rendering advice when a commission for executing securities transactions pursuant to such advice will be received by the adviser or its employees.

•         Guaranteeing to a client that a specific result will be achieved (gain or no loss) with advice that will be rendered.

•         Publishing, circulating or distributing any advertisement that does not comply with Rule 206 (4)-1 under the Investment Advisers Act of 1940.

•         Disclosing the identity, affairs, or investments of any client, unless required by law to do so, or unless consented to by the client.

•         Taking any action, directly or indirectly, with respect to those securities or funds in which any client has any beneficial interest, where the investment adviser has custody or possession of such securities or funds when the adviser's action is subject to and does not comply with the requirements of Rule 102( e )(1)-1. and any subsequent amendments.

1.2	Reporting Personal Securities Transactions

The SEC Rules require reporting and monitoring of the investment activities of the firm’s employees. When investment advisory personnel invest for their own accounts, conflicts of interest may arise between the client’s and the employee's interests. The reporting regulations are designed to deter problem activity and to create a “level playing field.”

KYO must maintain a record of all transactions in Reportable Securities in which an access person has a “direct or indirect beneficial interest.”

1.2.1	Who Is an “Access Person”?

An access person is any person supervised by KYO:

•         Who has access to nonpublic information regarding any client’s purchase or sale of securities, or information regarding the portfolio holdings of any Reportable Fund (see below); or

•         Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

As a matter of policy, KYO designates ALL employees of the company as access persons with respect to its compliance with Rule 204A-1. OR

1.2.2	What Are “Reportable Securities”?

Reportable Securities are all securities as defined in Section 202(a)(18) of the Act, including listed and unlisted securities, private transactions (which include private placements, non-public stock or warrants), EXCEPT:

•	Direct obligations of the United States Government;

•         Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements;

•	Shares issued by money market funds;

•         Open end mutual funds and exchange traded funds (“ETFs”) other than “Reportable Funds” closed end funds (e.g., unit investment trusts (“UIT’s”) – including closed end ETFs organized as UITs);

•         Transactions in units of UITs that are invested solely in the shares of unaffiliated open end mutual funds (e.g., variable product sub-accounts).

1.2.3	What Is a “Direct or Indirect Beneficial Interest”?

A Direct or Indirect Beneficial Interest is any direct ownership or an indirect pecuniary interest through any contract, arrangement, understanding, relationship or otherwise, including immediate family members (person who is supported directly or indirectly to a material extent by such person), partners in a partnership or beneficiaries of a trust. The term pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Reportable Securities.

KYO undertakes to protect the privacy and security of the information provided by non- access persons as a consequence of their relationship with one or more of KYO ‘slisted access persons. As such, the CCO is responsible for ensuring that such reports are only distributed to those individuals who have a compliance need to view and analyze them.

1.2.4	Holding Reports

Each access person must submit, to the CCO, a signed Holding Report within 10 days of the date the person becomes an access person AND annually at least once in each subsequent 12-month period.

All Holding Reports will be held in confidence by the CCO in a secure location, subject to review requirements by authorized officers of KYO. Each Holding Report shall contain the following information, current within not more than 45 days of the date the person became an access person or the date of the Report, as the case may be, for each Reportable Security in which the access person has a direct or indirect beneficial interest:

•	Title, exchange ticker or CUSIP number of the security involved;
•	Number of shares or principal amount and dollar value of purchase;
•	Date of acquisition;
•	Nature of the acquisition (purchase or other);
•	Nature of the interest ( direct or indirect and how held );
•	Price at which effected;

•         Name of each broker-dealer or bank where the person maintains an account or where the securities are held;

•	Date of the report.

The firm retains copies of each access person’s brokerage account statements to satisfy these requirements.

1.2.5	Transaction Reports

Each access person must submit, to the CCO, a signed Transaction Report within thirty

(30) days of the end of each calendar quarter, containing the following information with respect to each transaction during the quarter involving a reportable security in which the access person acquired a direct or indirect beneficial interest:

•	Title, exchange ticker or CUSIP number of the security involved;
•	Number of shares or principal amount and dollar value of purchase;
•	Nature of transaction ( purchase, sale, other type of acquisition, etc );
•	Price of the security;

•         Name of the broker, dealer or bank with or through which the transaction was effected;

•	Nature of ownership ( direct or indirect and how held );
•	Date of the transaction;
•	Date of the report; and

•	Copies of all confirmations.

The firm retains copies of each access person’s brokerage account statements to satisfy these requirements.

Exceptions from Reporting Requirements. KYO does not require reports with respect to the following:

•         Any reports for securities in accounts over which the access person has no direct or indirect influence or control;

•	Transaction reports for transactions pursuant to automatic investment plans;

•         Transaction reports that would duplicate information contained in broker trade confirmations or account statements already held in KYO’s records, as long as the confirmations or statements are received by KYO no later than 30 days after the end of the applicable calendar quarter;

•	One-person advisor firms

1.2.6	Review of Reports

Upon receipt of each Holding Report or Transaction Report, the CCO will review it to determine whether or not there are any questions about the contents, including the securities referenced, size, timing or other aspects of the holding or transaction that require further inquiry.

In particular, access person reports will be reviewed for unauthorized trading relating (but not limited) to the following issues:

•	Securities currently on the firm’s Restricted List;
•	Securities currently on the firm’s Watch List;
•	Initial public offerings;
•	Private placements;

•         Any securities that may be potentially affected by inside information that the firm or access person may possess;

•	Market timing (if prohibited);
•	Front running;
•	Participating in bunched trades to the disadvantage of clients;
•	Trading activity in contravention to advice given to clients.

Reports requiring no further inquiry are initialed and filed. Those requiring further inquiry will be the subject of “follow up” with the individual(s) involved and appropriate further action will be taken, if necessary, as described below.

Personal Securities Holdings and Transaction Reports will be reviewed by the CCO within ten of collection. If a problem or concern is detected, the CCO will immediately take appropriate action on any items that may conflict or potentially cause a conflict with the Code. Documentation of any actions taken, including any resolution or remediation, will be created and maintained as required by the Rule under the direction of the CCO. All reports will be initialed by the CCO after their review is complete.

1.2.7	Pre-Approvals

KYO requires that each access person obtain pre-approval in writing from the Chief Compliance Officer before he or she acquires direct or indirect beneficial ownership of any security in an initial public offering or in a limited offering.

KYO also requires that each access person, in addition to obtaining pre-approval from the Chief Compliance Officer before opening any brokerage account, to open such brokerage accounts with only the following custodians or broker-dealers. KYO reserves the right to restrict the number of accounts or the broker-dealers with whom accounts may be opened.

1.3	Unethical Trading Practices

With respect to enforcing KYO’s Code of Ethics, the firm will monitor the activities of its representatives and access persons to ensure the provisions of the Code are followed and the various securities and non-securities related components of the Code are complied with. Any perceived violations of the Code will be immediately investigated, resolved, and documented as appropriate to the situation.

The following practices are universally regarded as violations of SEC and/or state regulations and are subject to severe penalties if discovered:

1.3.1	Frontrunning/Dumping

Purchasing or selling a security (including a mutual fund) in a personal account before purchasing or selling that security in a client account; OR purchasing or selling with advance knowledge of, and before, corresponding purchases or sales in portfolios of mutual funds owned by clients. In both cases, this includes acting to obtain a more favorable price for a personal account than may be available later.

1.3.2	Improper Use of Information

Generally, using economic, market or other investment information obtained by virtue of one’s position with the adviser to advance a personal interest. SEE ALSO BELOW: “Inside Information”.

1.3.3	Conditioning ( Manipulating) the Market

Utilizing one’s position or influence with a fund or clients to induce purchases or sales by these persons or entities of thinly traded securities in anticipation of profit from timed personal sales or purchases of these same securities.

1.3.4	Inducements

The receipt of inducements or other benefits, including warrants or cash, from sponsors or others in return for selling or recommending certain mutual funds or other securities.

1.4	Misuse of Material Inside Information

In situations where KYO provides research services or securities analyses where it may come into contact with material inside information relating to a company, the firm will review (prior to assignment) the securities holdings and transaction activity of the access person to be assigned to conduct such research or analysis to ensure the access person:

•         Does not currently hold the security in any brokerage account where he/she has actual or beneficial ownership;

•         Does not have a prior trading history with respect to such security within the last 12 months;

•         Does not have any other discernable conflict of interest that may impair his/her objectivity with respect to the assignment.

Material Inside Information is information:

•	Not generally available to the public;

•         About which the public has not had a reasonable opportunity to make an investment decision;

•         Communicated in breach of a fiduciary duty owed by employee or person under contract or professional relationship;

•	misappropriated from such a person,

•         With “substantial likelihood” that a reasonable investor would consider the information to be important in making an investment decision (likely to have a substantial effect on the price of the company’s stock).

Examples of Material Inside Information

•         Special briefing information provided to analysts and other securities professionals by company officials in the course of dealings with the investment community;

•	Plan to change fund manager;
•	Plan to purchase or sell specific securities by fund;
•	Alteration in manager or fund philosophy or strategy;
•	Merger, tender offer, joint venture or other acquisition or similar transaction ;
•	Stock split or stock dividend or other change in dividend practice;
•	Significant earnings change;
•	Litigation;
•	Default in a debt obligation or a missed or changed dividend;

•         Sale or redemption of securities or change in ownership of a significant block of securities; or

•	Change in major product, customer or supplier.

Employees of KYO are absolutely prohibited from involving themselves in any way in any securities transaction undertaken with knowledge of material nonpublic information. The law absolutely requires that an adviser and any Associated Person refrain from any personal securities transactions until the material nonpublic information becomes public. Persons who are found to have abused the insider trading rules are subject to severe penalties, including loss of license, fines and damages.

Should an employee acquire such information, he or she should not share it with any unauthorized person. Employees should not just stand by and watch someone share material inside information as knowledge of this activity amounts to participation. Employees who know about such an activity and take no action could be drawn into a serious situation. On a confidential basis, the Chief Compliance Officer will be able to talk with anyone who witnesses or is involved in such activity and can often act to avert trouble before it starts.

Rules and procedures for handling situations involving material nonpublic information are set forth in the Compliance and Procedures Manual. If in doubt, consult with the Chief Compliance Officer.

1.5	Other Conduct

In addition to the “insider trading” rules and reporting personal securities transactions, access persons must observe specific substantive restrictions, as follows:

1.5.1	New Issue Purchase Restrictions

As specifically outlined by the Rule, access persons are prohibited from engaging in purchases of initial public offerings or private placements without prior written approval of the Chief Compliance Officer.

1.5.2	“Blackout Periods”

No purchasing of initial public offerings or any other designated security for personal, family, or other beneficial accounts during the blackout period specified by the KYO or otherwise by regulation, may be done without prior written approval of the Chief Compliance Officer. The blackout period may vary by the type of security or transaction being contemplated and will be specified by the CCO when such information is distributed to KYO’s access persons and/or employees.

1.5.3	Pending Transactions/Allocation of Investment Opportunities

No personal trades in a security during a pending client buy/sell order in that security may be executed. Investment opportunities must first be offered to clients before the firm or any access person is permitted to participate in the purchase or sale of such security. Furthermore, all trade allocations must be equitably made to clients first (not the firm or its access persons) and must not disadvantage the client to the benefit of the firm or access person under any circumstances.

1.5.4	Public Commentary

Care should be taken in writing and publishing newsletters, analyses and other public commentary on markets, funds and other securities in order to not place the employee or the company in a situation where a recommendation to buy or sell could be seen as conferring a personal benefit. If in any doubt, check with the Chief Compliance Officer.

1.5.5	Gifts, Entertainment, and Training Expenses

Non-Cash Compensation, Defined: This term encompasses any form of compensation received by the firm or any employee in connection with the sale and distribution of securities that is not cash compensation, including, but not limited to, merchandise, gifts and prizes, travel expenses, meals, lodging and securities.

KYO generally prohibits employees from accepting gifts and gratuities from vendors, sponsors, clients, or other business partners unless specifically approved by the CCO. Cash, gifts, trips, entertainment and any other perks or financial remuneration from clients or business partners (other than the occasional meal or memento) should typically be refused. The CCO should be immediately informed when a gift or gratuity is offered or received.

Training and Education. Since various products and services are continuously offered, it is particularly important that employees receive educational opportunities whenever possible. Should employees of the firm attend training or education meetings held by a product sponsor or business partner, any related reimbursement or payment of expenses must be made to KYO (not the employee individually, unless approved by the CCO). Any such payment or reimbursement must not be conditioned by the offeror on the achievement of sales targets or other incentives, such as gathering a specific level of assets.

1.5.6	Service on Boards of Directors, etc.

Service as a director or trustee of a public company or entity involved in the investment process should be avoided where conflict of interest issues might arise. Persons associated with KYO are required to notify the CCO in writing and receive written permission prior to becoming a member of any board or a trustee of any entity.

1.6	Review and Further Action

KYO takes its responsibilities seriously to review employee activities to detect and deter conduct that is, or could become, a violation of this Code of Ethics where applicable. All employees are required to report any suspected violations of this code to the Chief Compliance Officer. Employees should know that they may be asked to explain, informally or otherwise, their conduct or documentation with which they are associated. If further investigation reveals a problem, KYO may take further action, including placing the individual(s) involved under heightened supervision or restrictions; imposing internal penalties, including canceling an employee’s improper securities trade disgorgement of ill-gotten profits or; in extreme cases, suspending or dismissing the individual(s).

In certain cases, the existence of violations may need to be disclosed to the SEC and/or state authorities with the consequent requirement that Form ADV be amended as well as the CRD/IARD registrations on Form U-4 of the individuals involved. Corrective action may, in addition, involve unwinding improper client trades and other remedial action to make the client whole.

1.7	Books and Records

KYO retains books and records related to the implementation of this Code of Ethics, in accordance with the provisions of SEC Rule 204-2. These include the following:

Documents Person(s) Responsible

Access person listings CCO

Receipts and acknowledgments of this Code of Ethics CCO

Holding reports and actions taken CCO

Transaction reports and actions taken CCO

Dated copies of this Code of Ethics and amendments CCO Documentation of any investigations, actions and remedies CCO